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                         August 30, 2023

       Kenneth D. Tuchman
       Chairman and Chief Executive Officer
       TTEC Holdings, Inc.
       6312 South Fiddlers Green Circle
       Suite 100N
       Greenwood Village, CO 80111

                                                        Re: TTEC Holdings, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 11,
2023
                                                            File No. 001-11919

       Dear Kenneth D. Tuchman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program